APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and MUFG Union Bank, N.A.

Effective Date February 1, 2019

Funds

Absolute Capital Opportunities Fund
Absolute Convertible Arbitrage Fund
Absolute Strategies Fund
Auxier Focus Fund
Adalta International Fund
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Lisanti Small Cap Growth Fund
LMCG Global MultiCap Fund
LMCG International Small Cap Fund
MAI Managed Volatility Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
The BeeHive Fund

By: Forum Funds	By: MUFG Union Bank, N.A.
“Principal”	“Custodian”

/s/ Jessica Chase	/s/ Brian Davies
Authorized Signature	Authorized Signature

Jessica Chase, President	Brian Davies

February 22, 2019	February 15, 2019
Date	Date